Exhibit 6

LIMITED LIABILITY COMPANY AGREEMENT

OF

HCP-MID, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of HCP-MID, LLC a Delaware limited liability company (the “Company”), dated as of November 21, 2012 is entered into by and among Hale Fund Partners, LLC (the “Managing Member”) and any person hereafter admitted to the Company pursuant hereto (collectively with the Managing Member, the “Members”).

Preliminary Statement

WHEREAS, the Managing Member has formed a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§18-101, et seq., as amended from time to time (the “Delaware Act”), and wishes to set forth herein an agreement as to the affairs of the Company and the conduct of its business.

Accordingly, in consideration of the promises made herein, the party hereby agrees as follows:

1.           Name.  The name of the Company is “HCP-MID, LLC.”

2.           Purpose.  The Company has been organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Delaware Act.

3.           Members.  The name and the address of the Managing Member is as follows:

Name	Address
Hale Fund Partners, LLC	570 Lexington Ave, 49th Floor New York, NY 10022

4.           Management of the Company.

4.1           Power and Authority of Managing Member. The business and affairs of the Company shall be managed by the Managing Member, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything deemed necessary or appropriate to carry on the business and purposes of the Company.

4.2           The Managing Member will be the “manager” (within the meaning of the Delaware Act) of the Company.

5.           Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the earlier to occur of:  (a) determination by the Managing Member; and (b) the bankruptcy, dissolution or death of the Managing Member.

6.           Initial Capital Contributions; Percentage Interests.  Each Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company.  The capital account (the “Capital Account”) of each Member shall be in an amount equal to such Member’s initial capital contribution, adjusted from time to time for additional contributions, withdrawals, allocations of appreciation and depreciation and other appropriate items.  The “Percentage Interests” of the Members in the Company are determined for each Member of the Company by dividing the amount of each Member’s Capital Account by the aggregate Capital Accounts of all Members.  The sum of the Percentage Interests shall equal 100 percent.

7.           Additional Contributions.  No Member shall have any obligation to make additional capital contributions to the Company.

8.           Tax Matters.  The Managing Member intends that the Company not be treated as an association for Federal income tax purposes.  If there shall be any Members other than the Managing Member, the Company shall maintain a Capital Account for each Member in accordance with Treasury Regulation Section 1.704-1(b).  The Company’s taxable income and tax losses shall be allocated pro rata based on Percentage Interests.  The Managing Member shall act as the “tax matters partners” within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

9.           Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Managing Member.  Notwithstanding the foregoing, distributions made in connection with a sale of all or substantially all the Company’s assets or a liquidation of the Company shall be made in accordance with the Capital Account balances of the Members within the time period set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(B)(3).

10.           Indemnification of Managing Member, Employees And Agents.

           10.1           Exculpation.  To the extent not inconsistent with applicable law, neither the Managing Member nor any of its officers, directors, managers, general partners, employees or affiliates, nor any other Member or officer of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any action taken or for any failure to act on behalf of the Company in connection with the business or operations of the Company, unless the act or omission constituted willful misconduct.

10.2           Indemnification.  To the extent not inconsistent with applicable law, the Company shall indemnify and hold harmless the Managing Member and each of its officers, directors, managers, general partners, employees and affiliates, and all of the Company’s officers, from any loss, liability, damage or expense (including, but not limited to, any judgment, award or settlement and reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company after the date hereof or in connection with the business or operations of the Company after the date hereof and (b) any liability imposed upon any of them under any statute, rule or regulation (including, but not limited to, any statute, rule or regulation relating to environmental matters) applicable to the Company, or their respective officers, directors or employees; provided that (i) the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim did not constitute gross negligence or willful misconduct by the indemnified party and (ii) the action or threatened action, proceeding or claim does not involve the indemnified party on the one hand and the Company on the other hand, except where the Managing Member has acted in good faith in what the Managing Member believed to be in the best interests of the Company.  Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the indemnified party of its good faith belief that he or it met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or it has not met that standard of conduct.

10.3           Fiduciary Duties.  Neither the Managing Member nor any officer of the Company shall have any fiduciary or other duty to the Company, the Members or any other stakeholder in the Company or otherwise be subject to the corporate opportunity doctrine as applied from time to time under Delaware law; provided that nothing in this Section 10.3 shall preclude liability for any act or omission constituting willful misconduct.

10.4           Beneficiaries.  The exculpation, indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to a person or entity that has ceased to be a Managing Member, officer, employee or agent and shall inure to the benefit of the executors and administrators of such a person or entity.

11.           Admission of Additional or Substitute Members.  The Company may admit substitute or additional members at the Managing Member’s discretion.

12.           Liability of the Members.  The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.

13.           Benefits of Agreement.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

14.           Headings.  The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

15.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of the State of Delaware.

16.           Amendments.  This Agreement may be amended only by written instrument executed by the Members.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the date first written above.

MANAGING MEMBER

Hale Fund Partners, LLC

/s/ Martin Hale Jr.
Name: Martin Hale Jr.
Title: CEO